Exhibit 99.1

FBR & CO.

February 11, 2015

9:00 a.m. ET

TRANSCRIPT Q4 and Full-Year 2014

Operator

Good day ladies and gentlemen, and welcome to the FBR & Co fourth-quarter earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Shannon Hawkins Senior Vice President. Please begin.

Shannon Hawkins – FBR & Company – SVP, Corporate Communications

Thank you, and good morning.

This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this morning's call I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the demand for securities offerings, activity in the secondary securities market, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR's annual report on form 10-K, quarterly reports on form 10-Q and in current reports on form 8-K. Joining us on the call today is Brad Wright, Chief Financial Officer of FBR.

I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix – FBR & Company – Chairman & CEO

Thanks, Shannon, and good morning, everyone.

As most of you have seen by now, last night we reported net earnings for 2014 of $17 million. This compares to net earnings of $92.9 million in 2013. You may recall that 2013 contained a number of nonrecurring items and the pretax comparison of $17.4 million on revenue of $182.1 million in 2014 versus $57.3 million on revenue of $259.8 million in 2013 is more reflective of relative performance year-over-year.

Pretax operating margin for the year was 9.5%, down from 22% last year. That is a direct result of the lower revenue year-over-year, which is primarily attributable to lower average deal sizes in our institutional private placement business in 2014 versus 2013. For the full-year, the Company's return on equity was 6.2%, reflecting the impact of lower revenue and margins.

Our tax provision in 2014 was $300,000 and our effective tax rate was 2%. These amounts reflect the Company's use of previously-reserved tax assets related to capital loss carryforwards and compared to a $27.5 million tax benefit in 2013.

For the full year of 2014, investment banking revenues totaled $115.3 million, compared to $196.2 million in 2013. This revenue was generated from 55 transactions and a total of $11 billion in transaction volume. While total banking revenue was down year-over-year, it is largely attributable to the lower deal sizes we mentioned earlier, as we completed the same number of 144As, six to be specific, in 2014 as we did in 2013.

In 2013 the average size of our private placements was $352 million compared to $206 million in 2014. We do not believe this reduction represents a trend, but rather is just a reflection of the particular deals that we completed last year. In fact, we continue to observe that larger deals are typically easier to execute in this market, meaning that our team actually worked harder to complete those transactions in 2014 than they did in 2013. Additionally, it is important to note that the transactions we completed last year delivered strong overall investment performance for investors.

One last note on banking that we believe is important within our results is the growth in our advisory business, which was up 17% to $11.7 million for the year. As that team continues to build momentum, we look forward to further growth in 2015. Revenue from institutional brokerage was $56.2 million, up from $53.7 million in 2013.

The fourth quarter marked the seventh consecutive quarter-over-quarter gain in our equities trading business, with each successive quarter in 2014 increasing on the growth rate from the year ago period. Several recent initiatives are bearing fruit and headcount adds over the last several quarters are adding to our revenue base and positively impacting execution quality.

We continue to experience year-over-year market share improvement as our buy-side clients take note of our broader research products and execution capability. Specifically within research, over the course of 2014, we increased the number of writing analysts by 25% ending the year with 30, and the number of companies under coverage by 34% ending the year at 486, directly adding to our ability to bring innovative, actionable ideas to our clients. We expect to have 525 companies under coverage by the middle of this year.

Throughout 2014, we maintained expense discipline and non-comp fixed expenses were $43.9 million compared to $43.6 million in 2013. This number includes about $1.1 million in nonrecurring expense related to our headquarters facility move in Arlington.

Headcount remained steady right at 300, and for the year our compensation-to-net revenue ratio was 57%. Our discipline around this measure, despite varying revenue generation is an important element of our expense strategy and our commitment to creating value for shareholders in all environments.

In the fourth quarter, the Company repurchased 517,000 shares at an average price of $25.23 per share. Over the course of the full-year, FBR returned capital of $64.1 million to shareholders through the repurchase of 2.4 million shares at an average price of $26.92 per share. Since 2010, we have repurchased 9.5 million shares, more than our total current outstanding shares, and returned over $180 million to shareholders. These actions combined with the Company's operating performance in 2014, resulted in tangible book value per share of $28.63 at the end of the year, up 7% from $26.86 at the end of 2013.

Yesterday, our Board authorized an increase in our existing repurchase authority to one million shares, which represents about 12% of all outstanding stock. We intend to continue to focus on growing book value through a combination of earnings performance and the efficient allocation of capital.

As of December 31, 2014 shareholders equity totaled $260.4 million with, $109 million held in cash. Our balance sheet remains unlevered, transparent, and a source of strength for the firm. We will continue to maintain a rock solid financial foundation and concurrently return capital to shareholders through an active buyback program.

Ultimately, 2014 was a bit of a tale of two very different halves. During the first half, the Company completed a high percentage of its total banking transactions for the year, maintained revenue per head above $700,000, and generated a return on equity of 8.5%. The second half of the year, which included a precipitous decline in energy prices, increased market volatility, and in particular, a challenging environment for small-cap equities and the high-yield market, proved challenging for business and our results suffered. Despite the most recent quarter, we continue to have confidence that FBR today has the right team, the right cost structure and the right business mix to perform consistently for clients and shareholders.

In fact, we know and communicate frequently, that our model will always demonstrate quarter-to-quarter and year-over-year volatility, given the makeup of our banking franchise. But our focus on and successful track record of helping buy-side clients generate alpha for their investors, and our unique ability to source private and public capital with speed and efficiency for small-cap issuers gives us great confidence in the future in our ability to create sustained value for shareholders.

Thank you for joining us today and Operator, we'll now take questions.

Operator

Thank you.

(Operator Instructions)

Our first question is from Joe Janssen of Barrington Research.

Joe Janssen – Barrington Research Associates, Inc. – Analyst

Thank you for taking my call. Good morning, Rick. Good morning, Brad.

Rick Hendrix

Good morning, Joe.

Joe Janssen

Let me focus on the pipeline. Focus on the future here. Maybe just comment on the pipe and maybe particular strengths in the areas or is it kind of broad based across the industry focus? And then, we know deal size was down to 209 versus 352. I'm just curious within that pipe where you're seeing the average deal size fall out?

Rick Hendrix

Sure. Joe, we are active across all the industry groups right now. I think if you look at what's actually executing in the equity markets, you see a lot of biotech, a lot of small-cap healthcare. You're starting to see some recovery or initial recapitalization capital coming into some of the small-cap energy names. But I wouldn't say that capital raising right now is broad based. So as we look at our pipeline, we have a lot of activity around names where we did private placements either late in 2013 or throughout 2014. And those companies are either listing or doing IPO's or in some cases they may raise additional capital privately before their IPO.

So, in the really near-term there's a lot of that activity going on. As we look sort of farther out, 60, 90, 120 days, we have a number of big institutional privates in the pipeline. And then, if I had to average them size-wise, I'd say that they would fall between last year's number and the number of the previous year. We definitely are seeing a lot of interest on the part of certain potential energy issuers, trying to take advantage of some of the distress there. I think it might be early for some of those deals. But I think that's definitely going to be a theme as we go through the course of 2015.

The banking team that we have in place in healthcare is starting to become active as well. And we do have significant transactions in the pipeline from that group. So our activity is definitely very broad based. Again, if I had to look specifically at the 144A pipeline right now, it's sort of falling in between those two numbers, as I said.

But the market is, I would say, it's challenging right now. We're seeing a lot of activity in healthcare, as I mentioned. But I don't view this as a really robust equity capital markets environment. So we're going to have to be thoughtful about how we stage those deals and how we bring them to market.

Joe Janssen

So in terms of timing of these when you go to market, are you in the market and do you expect to be in the market in Q1? Or is this more the pipe looking like Q2, Q3 timeframe? Just help me model out the, I guess you want to call it seasonality through the model.

Rick Hendrix

We definitely have transactions that we're actively working in the first quarter. I'd be surprised if we didn't execute a big private in the first quarter. But I do think that you'll see revenue and activity build throughout the year.

I wouldn't look at the first quarter as if you're thinking about how we annualize the numbers or what kind of volatility we're going to have quarter-to-quarter. My expectation is not for the first quarter of 2015 to be our biggest quarter of the year.

Joe Janssen

Okay. I appreciate that. And then, on the brokerage business, looks like up $3 million to $4 million 2014 versus 2013. You've talked in the past, the additional team that you mentioned from Lazard at full run-rate. At the time you were saying $10 million to $15 million at full run-rate on which you expected in the back half of the year. Given there was some volatility I think you guys have done a great job just growing that business. But as I look into 2015, is that $10 million to $15 million still a real number or it might come in a little slower?

Rick Hendrix

I still think that's a real number so to speak, and is where the existing resources ought to get us to. And while we're seeing increasing momentum in the growth rate there, it takes time. And we're working in a challenging market in terms of what's going on secularly in cash equities trading.

So I think that's the right number. We clearly are going to take longer to get there than we had initially forecast. But I think 2015 is going to see continued increase in revenues in that business. And we actually feel really good about what the team has done there, particularly from a market standpoint and a relative performance perspective. But it's going to take us a little longer to get to that full $15 million increase.

Joe Janssen

Okay, and then on the advisory business, impressive growth. We know that's been an area of focus for you. You've added team members there. As I look going into 2015, maybe how that advisory pipeline, I know that's a little harder to look at, but what kind of activity you're seeing there? The size of the team you have now, what do you think the annual run-rate is?

Rick Hendrix

Because that business was $11.7 million last year, so while not big, we showed real progress there, any one transaction can move that around in terms of growth rate going forward. So, I would say it's difficult to forecast exactly what the growth rate's going to be there.

We do have more people in place, we definitely have more active pipelines than we've had over the past couple of years and we certainly expect, I would say significant growth in that business. But trying to put a number on that is very difficult. Because you know one $3 million or $4 million transaction obviously changes the face of that revenue total pretty significantly.

Joe Janssen

Okay, a couple more questions then I'll jump back in queue. On the comp expenses, percentage of revenue we knew it was up. Q4 you had to add the additional $1 million for the headquarters as well as I think the team throughout the year that you brought over from Lazard. I'm just curious in 2015, is 56% to 57% the new run rate? Or should I be thinking in terms of 55% to 56%?

Rick Hendrix

I think all of those numbers I would tell you are sort of in play. If I were going to model it, I'd probably model it at the higher end. Our base comp, the way we look at it, I think 57% is a good number to think about.

Joe Janssen

Okay. And then, tax rate for 2015?

Brad Wright – FBR & Company – EVP & CFO

Well, I think we steered you to kind of 30% for 2014 and then ended up having stronger capital gains realization and a lower taxable income which is what drove this year down. But we have less to utilize in 2015. So I think 30% is actually a pretty good estimate for 2015, Joe.

Joe Janssen

Okay, thank you. And one last question on capital allocation. I saw the announcement. I heard your comments regarding the additional $1 million in shares repurchase.

Given the weakness that we've seen in the stock and then the disconnect between book value and tangible book and current share price, what are your thoughts in terms of doing share buybacks or maybe reinvesting back in the business? Are you seeing anything unique like securities lending business that you acquired? Or any particular teams to lift out? I'm curious how you balance that?

Rick Hendrix

Sure. Our business is a people intensive business. It's not capital intensive business. So reinvesting capital, if we had opportunities where we could put financial capital to work and generate mid-to-high teens returns, we would obviously do that. But it's more about maintaining the right level of liquidity to execute the business and maintain the right capital levels for stability of employees and clients.

So that's why we've been comfortable telegraphing that at least 100% - and realistically, we've done a lot more than that over the last couple of years - of our earnings are going to be returned to shareholders in one form or another. I think, when you look at what we were able to do in the fourth quarter, buying back 517,000 shares without really having to pay a premium to do that, I think that gives you some road map to what we possibly could do in 2015. But it's all of that is going to be related to what our earnings reality is.

We spent $64 million in buybacks last year, we funded about half of that internally. About half of it was what I'll call a true return of capital by taking equity levels down. There's a limit to how much of that second part you're going to do. But we continue to be in a position where we think that, particularly where's the stock's trading, but even at potentially higher levels, that the best use of our cash generated through earnings and to some degree some of our existing capital is to buy back shares.

Joe Janssen

Okay, great. Thank you, guys. Good job.

Rick Hendrix

Thank you, Joe.

Operator

Thank you.

(Operator Instructions)

We have a question from Kevin Mirise of Satuit Funds.

Kevin Mirise – Satuit Funds - Anlayst

Good morning, guys. Satuit Funds. The securities lending business, can you give a little more color on how that's been going compared to your expectations going into the deal? If you said that, I missed it.

Brad Wright

When we brought the team on in August, we had balances right below $600 million on each side. We've kind of maintained, grown a little bit, those balances. So it's really right on target to our expectations. We're maintaining a roughly one point spread on those balances. And we expect to see further growth in that over the course of 2015.

Kevin Mirise

How about the leasehold improvement and furniture and equipment that you talked about. Is there any more of that type of expense or Cap Ex? Was that all recognized in the fourth quarter?

Brad Wright

I think everything that we anticipate is already in the books at the end of the year.

Kevin Mirise

So for the non-comp fixed expense for this year, what kind of average quarterly is a good run-rate?

Brad Wright

I think if you were to look at any of our first three quarters of 2014, we were pretty consistently in the $10.5 million per quarter range and I think $10.5 million to $11 million per quarter is still the right number.

Kevin Mirise

Okay, thank you. That's all I've got for now.

Rick Hendrix

Thank you.

Operator

Thank you. There are no further questions in queue at this time. I'll turn the call back over for any closing remarks.

Rick Hendrix

Thank you. Thanks to all for joining us. And we look forward to talking to you in April to discuss first quarter results.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. You may now disconnect. Good day.